Exhibit 99.1

Alimera Sciences Reports Second Quarter 2017 Financial Results

•	Alimera reports Net Revenue of $10.4 million for the second quarter of 2017 compared to Net Revenue of $9.6 million for the second quarter of 2016

•	GAAP Net Loss of $2.8 million for the second quarter of 2017 compared to a GAAP Net Loss of $6.9 million to the second quarter of 2016

•	Achieves positive Adjusted EBITDA of $0.5 million for the second quarter of 2017 compared to a negative Adjusted EBITDA of $4.4 million for the second quarter of 2016

•	Company to host conference call on Thursday August 3, 2017 at 9:00 AM ET

ATLANTA, Aug. 02, 2017 (GLOBENEWSWIRE) -- Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a global pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals, today announced top-line financial results for the three months ended June 30, 2017.
“We are very pleased that in the second quarter of 2017 we achieved positive adjusted EBITDA for the first time in the history of the Company”, said Dan Myers, Alimera's Chief Executive Officer. “We accomplished this through revenue growth of 8% compared to the same period in 2016 while establishing an appropriate level of operating expenses following the U.S. launch. Additionally, we amended our agreement with pSivida in July to allow for the potential expansion of ILUVIEN’s indication to include posterior uveitis in Europe, the Middle East and Africa. We continue to present new real world data on ILUVIEN in Europe and the U.S. data that we believe will resonate well with physicians. Importantly, due to our anticipated growth and level of operating expenses, we believe we will be able to achieve positive operating cash flow late this year.”
Second Quarter Financial Results
Consolidated net revenue increased by approximately $800,000, or 8%, to approximately $10.4 million for the three months ended June 30, 2017, compared to net revenue of approximately $9.6 million for the three months ended June 30, 2016. The increase was primarily attributable to increased sales volume in the U.S.
U.S. net revenue increased by approximately $900,000, or 13%, to approximately $8.1 million for the three months ended June 30, 2017, compared to U.S. net revenue of approximately $7.2 million for the three months ended June 30, 2016. The increase was driven by increased sales of ILUVIEN in the U.S., primarily attributable to an increase in end user unit demand of 9%.
International net revenue was approximately $2.3 million for the three months ended June 30, 2017 and 2016. International segment demand, primarily in Germany, the UK and Portugal, was flat, suppressed in the second quarter of 2017 due to an out of stock situation in Germany as a result of increasing demand in the first quarter of 2017.
Consolidated gross profit increased by $600,000, or 7%, to $9.6 million for three months ended June 30, 2017, compared to $9.0 million for the three months ended June 30, 2016. Gross margin was 93% and 94% for the three months ended June 30, 2017 and 2016, respectively.
Consolidated operating expenses decreased by approximately $4.5 million, or 29%, to approximately $11.0 million for the three months ended June 30, 2017, compared to $15.5 million for the three months ended June 30, 2016.
Consolidated research, development and medical affairs expenses for the three months ended June 30, 2017 decreased by approximately $1.0 million, or 31%, to approximately $2.2 million, compared to $3.2 million for the three months ended June 30, 2016. The reduction was primarily attributable to a reduction in Alimera’s international scientific study costs and decreases in personnel costs.
Consolidated general and administrative expenses for the three months ended June 30, 2017 decreased by approximately $1.0 million, or 25%, to approximately $3.0 million, compared to approximately $4.0 million for the three months ended June 30, 2016. The reduction was primarily attributable to a reduction in personnel costs and due to a payment we made to pSivida in 2016 as part of a dispute that was later settled in 2017.
Consolidated sales and marketing expenses decreased by $2.4 million, or 32%, to $5.1 million for the three months ended June 30, 2017, compared to $7.5 million reported for the three months ended June 30, 2016. The decrease was primarily attributable to cost saving plans implemented by Alimera in late 2016 and early 2017.

Alimera's reported GAAP net loss was approximately $2.8 million for the three months ended June 30, 2017, compared to approximately $6.9 million loss reported for the three months ended June 30, 2016.
Non-GAAP Financial Results
Adjusted EBITDA, as defined below, was approximately positive $0.5 million for the three months ended June 30, 2017, compared to approximately negative $4.4 million for the three months ended June 30, 2016. This was due to the increase in revenue globally and the decrease in operating expenses due to the cost savings plans Alimera implemented in late 2016 and early 2017.
For purpose of this press release, “Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock-based compensation expenses, and to the extent they are included in the calculation of earnings, net unrealized gains and losses from foreign currency exchange transactions and gains and losses from the change in the fair value of derivative warrant liability.
Alimera provides non-GAAP financial information, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the sections of this press release entitled “Non-GAAP Financial Information” and “Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures,” which includes Adjusted EBITDA and Adjusted Operating Expenses.
Conference Call
An accompanying conference call will be hosted by Dan Myers, Chief Executive Officer and Rick Eiswirth, President and Chief Financial Officer. The call will be held at 9:00 AM ET, on August 3, 2017. Please refer to the information below for conference call dial-in information and webcast registration.
Conference date: August 3, 2017, 9:00 AM ET
Conference dial-in: 877-269-7756
International dial-in: 201-689-7817
Conference Call Name: Alimera Sciences Second Quarter 2017 Results Call
Webcast Registration: Click Here
Following the live call, a replay will be available on the Company's website, www.alimerasciences.com, under "Investor Relations".
Non-GAAP Financial Information
This press release contains a discussion of a non-GAAP financial measure, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. Alimera reports its financial results in compliance with GAAP, but believes that the non-GAAP measure of Adjusted EBITDA and Adjusted Operating Expenses will be a more relevant measure of Alimera’s operating performance. Alimera uses Adjusted EBITDA and Adjusted Operating Expenses in the management of its business and Alimera’s lender uses Adjusted EBITDA as a financial covenant measurement. Accordingly, Adjusted EBITDA and Adjusted Operating Expenses for the second quarter of 2017 have been presented in certain instances excluding items identified in the reconciliations provided. For a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure, see the table below.
This non-GAAP financial measure, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies may calculate this measure in an identical manner and, therefore, it is not necessarily an accurate measure of comparison between companies.
The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for guidance prepared in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant elements that are required by GAAP to be recorded in Alimera’s financial statements. In addition, it is subject to inherent limitations as they reflect the exercise of judgments by management in determining this non-GAAP financial measure. In order to compensate for these limitations, Alimera presents its non-GAAP financial results in connection with its GAAP results. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measure.
About Alimera Sciences, Inc.
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in aging populations.

Alimera's commitment to retina specialists and their patients is manifest in its product and in its development portfolio designed to treat early- and late-stage diseases. For more information, please visit www.alimerasciences.com.
Forward-Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the opportunity for further growth in 2017 for ILUVIEN and the ability of Alimera to achieve positive operating cash flow. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, continued market acceptance of ILUVIEN in the U.S. and Europe, including physicians' ability to obtain reimbursement, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are on file with the Securities and Exchange Commission (the SEC) and available on the SEC's website at http://www.sec.gov. Additional factors may be set forth in those sections of Alimera's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, to be filed with the SEC in the third quarter of 2017. In addition to the risks described above and in Alimera's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera's results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved. All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

ALIMERA SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(In thousands, except share and per share data)
CURRENT ASSETS:
Cash and cash equivalents	$26,882	$30,979
Restricted cash	33	31
Accounts receivable, net	13,648	13,839
Prepaid expenses and other current assets	2,574	2,107
Inventory, net	1,143	446
Total current assets	44,280	47,402
NON-CURRENT ASSETS:
Property and equipment, net	1,477	1,787
Intangible asset, net	19,642	20,604
Deferred tax asset	474	436
TOTAL ASSETS	$65,873	$70,229
CURRENT LIABILITIES:
Accounts payable	$5,711	$4,986
Accrued expenses	3,729	3,758
Derivative warrant liability	—	188
Capital lease obligations	137	191
Total current liabilities	9,577	9,123
NON-CURRENT LIABILITIES:
Note payable	33,689	33,084
Capital lease obligations — less current portion	132	274
Other non-current liabilities	773	2,162
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock,
Series A Convertible Preferred Stock	19,227	19,227
Series B Convertible Preferred Stock	49,568	49,568
Common stock	670	649
Additional paid-in capital	336,093	330,781
Common stock warrants	3,707	3,707
Accumulated deficit	(386,566)	(377,074)
Accumulated other comprehensive loss	(997)	(1,272)
TOTAL STOCKHOLDERS’ EQUITY	21,702	25,586
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$65,873	$70,229

ALIMERA SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except share and per share data)
NET REVENUE	$10,368	$9,557	$16,986	$15,358
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(769)	(556)	(1,356)	(934)
GROSS PROFIT	9,599	9,001	15,630	14,424

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	2,238	3,205	4,348	6,225
GENERAL AND ADMINISTRATIVE EXPENSES	3,012	4,039	6,276	7,434
SALES AND MARKETING EXPENSES	5,060	7,510	10,562	14,619
DEPRECIATION AND AMORTIZATION	667	696	1,333	1,385
OPERATING EXPENSES	10,977	15,450	22,519	29,663
NET LOSS FROM OPERATIONS	(1,378)	(6,449)	(6,889)	(15,239)

INTEREST EXPENSE, NET AND OTHER	(1,384)	(1,177)	(2,721)	(2,512)
UNREALIZED FOREIGN CURRENCY GAIN (LOSS), NET	28	(14)	—	20
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	21	824	188	2,343
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	—	(2,564)
NET LOSS BEFORE TAXES	(2,713)	(6,816)	(9,422)	(17,952)
PROVISION FOR TAXES	(44)	(42)	(70)	(51)
NET LOSS	$(2,757)	$(6,858)	$(9,492)	$(18,003)
NET LOSS PER SHARE — Basic and diluted	$(0.04)	$(0.15)	$(0.15)	$(0.40)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	65,485,106	45,088,072	65,175,724	45,046,952

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES
GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, unaudited)
GAAP Net Loss	$(2,757)	$(6,858)	$(9,492)	$(18,003)
Adjustments to Net Loss:
Interest Expense, Net and Other	1,384	1,177	2,721	2,512
Depreciation and Amortization	667	696	1,333	1,385
Provision for Taxes	44	42	70	51
Stock-Based Compensation	1,233	1,323	2,400	2,620
Unrealized Foreign Currency Exchange (Gains) Losses	(28)	14	—	(20)
Change in the Fair Value of Derivative Warrant Liability	(21)	(824)	(188)	(2,343)
NON-GAAP Adjusted EBITDA	$522	$(4,430)	$(3,156)	$(13,798)

GAAP OPERATING EXPENSES TO NON-GAAP ADJUSTED OPERATING EXPENSES

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, unaudited)
GAAP Operating Expenses	$10,977	$15,450	$22,519	$29,663
Adjustments to Operating Expenses:
Depreciation and Amortization	(667)	(696)	(1,333)	(1,385)
Stock-Based Compensation	(1,233)	(1,323)	(2,400)	(2,620)
NON-GAAP Adjusted Operating Expenses	$9,077	$13,431	$18,786	$25,658

For press inquiries:
Katie Brazel
for Alimera Sciences
404-317-8361
kbrazel@bellsouth.net

For investor inquiries:
CG Capital
for Alimera Sciences
877-889-1972
investorrelations@cg.capital